Exhibit 99.1

Aegis Assessments, Inc. Signs Distribution Agreement with JAD Corp. of America and Receives Initial $2.4 Million Purchase Order for SafetyNet Radio Bridges

    SCOTTSDALE, Ariz.--(BUSINESS WIRE)--May 24, 2004--Aegis Assessments, Inc. (OTCBB:AGSI) announced today that it has signed a distribution agreement and received a $2.4 million initial purchase order for SafetyNet(TM) Radio Bridge(TM) units from JAD Corporation of America, headquartered in New York City. The company anticipates shipping the first units in 60 days. JAD Corporation is the exclusive distributor of the SafetyNet(TM) RadioBridge(TM) and will also be distributing other products in the SafetyNet(TM) line.
    "New York City is committed to providing first responders with radio interoperability, and the SafetyNet(TM) Radio Bridge(TM) is a big part of the solution to this pressing problem, "said JAD President/CEO Joseph A. Dussich. "After several months of negotiations with Aegis' Chairman Eric Johnson and President Ken Edge, JAD Corporation is very pleased to become the exclusive distributor of the SafetyNet(TM) line of products. We are very excited and look forward to a terrific partnership with Aegis," he said.
    "We are pleased with this initial order and our focus is on increasing our sales and national deployment of our SafetyNet(TM) line of products," said Aegis President Ken Edge. "We are positioned to meet the growing demand for interoperable communications and wireless life safety products," Mr. Edge added.
    Mr. Dussich, who also serves as a member of the Board of Directors of the Associated Builders and Owners of Greater New York, Inc. and Chairman of the High-Rise Safety Committee, invited Aegis to meet with various emergency response decision makers from New York and the tri-state area to demonstrate and discuss the capabilities of the SafetyNet(TM) Radio Bridge(TM) during the week of the recent 9/11 Commission hearings in New York City. The SafetyNet(TM) Radio Bridge(TM) interconnects incompatible radios and bridges them beyond their normal capabilities to provide immediate radio interoperability at an emergency site.
    The 9/11 Commission hearings focused on the inability of police and firefighters to talk to each other and the problems with command and control communications in New York City. Communications difficulties have emerged as one of the leading problems that hindered emergency rescuers after the terrorist attack. The media reported that some firefighters were directed back into the North Tower before it was about to fall at the same time other emergency workers were evacuated.
    Jeffrey Dussich, JAD's senior account executive, has been appointed by JAD to manage and oversee the roll out of SafetyNet(TM) products, beginning in the New York City tri-state area. "The 9/11 Commission hearings last week illuminated the grave deficiencies in emergency communications systems currently available to our first responders and emphasized the need to improve communications between our police and firefighters. We believe the SafetyNet(TM) line of products will be the first step in enhancing the communication capabilities of emergency response teams."

    About Aegis Assessments, Inc.

    Through the SafetyNet(TM) line of products, Aegis provides wireless security solutions to public safety agencies and commercial security companies for homeland security and life safety applications. Integrating emergency and life safety systems available to the public and private sectors is the new challenge in homeland security that the company's products and technologies address.

    About JAD Corp. of America

    For over 35 years, JAD Corporation of America has been a preferred vendor in the New York City tri-state area. A full service commercial and residential building maintenance and supply company, JAD supplies many of the largest residential and commercial buildings in the city today. To allow for expansion and a central location for shipping to the tri-state area, JAD relocated to College Point, Queens in 1977. As part of this expansion, JAD constructed its current facility, warehouse and headquarter office operations, totaling 100,000 square feet. The main distribution center services more than 7,500 customers.

    "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties. Statements in this press release other than statements of historical fact are forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

    CONTACT: Aegis Assessments, Inc.
             Bob Williams, 480-778-9140 ext. 108
             bob@aegiscorporate.com
             www.aegiscorporate.com